Exhibit 23.2

Consent of Independent Registered Public Accounting

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-145785) pertaining to the 1999 Stock Option Plan and 2007 Stock Option and Incentive Plan of TechTarget, Inc.; and the Registration Statement (Form S-3 No. 333-181187) of TechTarget Inc. and in the related Prospectus of our report dated March 16, 2011, with respect to the consolidated financial statements of TechTarget, Inc. for the year ended December 31, 2010 included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 18, 2013